                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)

                        National Sanitary Supply Company
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   637434-101
------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   ----------

CUSIP No.   637434-101                                        Page 1 of 6 Pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bank Corp.  25-1435979


    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization  Pennsylvania


    Number of Shares             5) Sole Voting Power                     0
    Beneficially Owned
    By Each Reporting
    Person With                  6) Shared Voting Power             363,505


                                 7) Sole Dispositive Power                0


                                 8) Shared Dispositive Power              0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                    363,505


   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                                [   ]


   11)  Percent of Class Represented by Amount in Row (9)                   5.9


   12)  Type of Reporting Person (See Instructions)                          HC

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)

                        National Sanitary Supply Company
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   637434-101
------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   ----------

CUSIP No.    637434-101                                      Page 2 of 6 Pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bancorp, Inc.      51-0326854


    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization Delaware


   Number of Shares         5) Sole Voting Power                       0
   Beneficially Owned
   By Each Reporting
   Person With              6) Shared Voting Power               363,505


                            7) Sole Dispositive Power                  0


                            8) Shared Dispositive Power                0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                 363,505


   10)  Check if the Aggregate Amount in Row (9) Excludes Certain
        Shares (See Instructions)                                        [   ]


   11)  Percent of Class Represented by Amount in Row (9)                5.9

   12)  Type of Reporting Person (See Instructions)                       HC

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)

                        National Sanitary Supply Company
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   637434-101
------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   ----------

CUSIP No.     637434-101                                     Page 3 of 6 Pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bank, Ohio, National Association  31-0236824

    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization             United States


  Number of Shares             5) Sole Voting Power                  0
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power          363,505


                               7) Sole Dispositive Power             0


                               8) Shared Dispositive Power           0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                               363,505

   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                              [   ]


   11)  Percent of Class Represented by Amount in Row (9)             5.9


   12) Type of Reporting Person (See Instructions)                     BK

ITEM 4 - OWNERSHIP:

The following information is as of December 31, 1996:

(a) Amount Beneficially Owned:                               363,505 shares

(b) Percent of Class:                                                   5.9

(c) Number of shares to which such person has:
       (i) sole power to vote or to direct the vote                       0
      (ii) shared power to vote or to direct the vote               363,505
     (iii) sole power to dispose or to direct the disposition of          0
      (iv) shared power to dispose or to direct the disposition of        0

ITEM 6 - OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

PNC Bank, Ohio, National Association serves as trustee to the National Sanitary Supply Company Profit Sharing and Thrift Savings Plan (the "Plan"), under which all 363,505 shares are held. To the extent participants in the Plan do not vote their shares, PNC Bank, Ohio, National Association, as trustee, may vote such shares.

ITEM 10 - CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         February 14, 1997
         --------------------------------------------
         Date

         /s/ ROBERT L. HAUNSCHILD
         --------------------------------------------
         Signature - PNC Bank Corp.


         Robert L. Haunschild, Senior Vice President
         and Chief Financial Officer
         --------------------------------------------
         Name/Title


         February 14, 1997
         --------------------------------------------
         Date


         /s/ PAUL L. AUDET
         --------------------------------------------
         Signature - PNC Bancorp, Inc.

         Paul L. Audet, Vice President
         --------------------------------------------
         Name/Title


         February 14, 1997
         --------------------------------------------
         Date


         /s/ RONALD J. RETZLER
         --------------------------------------------
         Signature - PNC Bank, Ohio, National Association


         Ronald J. Retzler, Senior Vice President
         --------------------------------------------
         Name/Title


    An Agreement to file a joint statement was previously filed as Exhibit A to Schedule 13G filed on February 12, 1996.